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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 4)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)
January 8, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 4,478,000 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 4,478,000 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 4,478,000 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	19.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 4,478,000 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 4,478,000 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 4,478,000 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	19.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,166,300 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,166,300 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,166,300 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 2,730,000 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 2,730,000 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 2,730,000 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	11.6%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		4,478,000	19.0%
RS Investment Mgmt, L.P.		4,478,000	19.0%
RS Growth Group LLC			1,166,300	 5.0%
RS Diversified Growth Fund		2,730,000	11.6%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 23,558,553 shares of Common Stock of the Issuer outstanding as of November 12, 2001.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 4,478,000 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 4,478,000 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,166,300 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 2,730,000 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		     DATE       SHARES    NET TRADE     TYPE

DGF               11-08-01      8900      43732   open mkt purch
DGF               11-08-01       600       3042   open mkt sale
RS acct           11-08-01      1100       5405   open mkt purch
RS acct           11-08-01      1600       8112   open mkt sale
RS acct           11-08-01      1100       5577   open mkt sale
Sep acct          11-08-01       400       1965   open mkt purch
Sep acct          11-08-01       400       2028   open mkt sale
Sub-advised acct  11-08-01       500       2457   open mkt purch
Sub-advised acct  11-08-01       100        491   open mkt purch
Sub-advised acct  11-08-01       800       3931   open mkt purch
Sub-advised acct  11-08-01       700       3549   open mkt sale
Sub-advised acct  11-08-01       300       1521   open mkt sale
Sub-advised acct  11-08-01       200       1014   open mkt sale
DGF               11-09-01      1700       8330   open mkt purch
DGF               11-09-01      1600       8326   open mkt sale
DGF               11-09-01       100        520   open mkt sale
RS acct           11-09-01       200        980   open mkt purch
RS acct           11-09-01       800       4163   open mkt sale
RS acct           11-09-01       500       2602   open mkt sale
Sep acct          11-09-01       100        490   open mkt purch
Sep acct          11-09-01       400       2082   open mkt sale
Sub-advised acct  11-09-01       100        490   open mkt purch
Sub-advised acct  11-09-01       100        490   open mkt purch
Sub-advised acct  11-09-01       400       2082   open mkt sale
Sub-advised acct  11-09-01       300       1561   open mkt sale
Sub-advised acct  11-09-01       300       1561   open mkt sale
Sub-advised acct  11-09-01       600       3122   open mkt sale
DGF               11-14-01      1800       9360   open mkt sale
DGF               11-14-01      3700      19239   open mkt sale
RS acct           11-14-01       800       4160   open mkt sale
RS acct           11-14-01      1600       8320   open mkt sale
RS acct           11-14-01       500       2600   open mkt sale
RS acct           11-14-01      1000       5200   open mkt sale
Sep acct          11-14-01       400       2080   open mkt sale
Sep acct          11-14-01       700       3640   open mkt sale
Sub-advised acct  11-14-01       400       2080   open mkt sale
Sub-advised acct  11-14-01       700       3640   open mkt sale
Sub-advised acct  11-14-01       300       1560   open mkt sale
Sub-advised acct  11-14-01       100        520   open mkt sale
Sub-advised acct  11-14-01       100        520   open mkt sale
Sub-advised acct  11-14-01       200       1040   open mkt sale
Sub-advised acct  11-14-01       100        520   open mkt sale
Sub-advised acct  11-14-01       300       1560   open mkt sale
Sub-advised acct  11-14-01       200       1040   open mkt sale
Sub-advised acct  11-14-01       300       1560   open mkt sale
Sub-advised acct  11-14-01       600       3120   open mkt sale
Sub-advised acct  11-14-01      1200       6240   open mkt sale
DGF               11-15-01      5400      28439   open mkt sale
DGF               11-15-01      1700       9010   open mkt sale
RS acct           11-15-01       800       4213   open mkt sale
RS acct           11-15-01      1500       7900   open mkt sale
RS acct           11-15-01       100        530   open mkt sale
RS acct           11-15-01       700       3710   open mkt sale
RS acct           11-15-01      1500       7900   open mkt sale
RS acct           11-15-01       500       2650   open mkt sale
Sep acct          11-15-01      1100       5793   open mkt sale
Sep acct          11-15-01       400       2120   open mkt sale
Sub-advised acct  11-15-01      1100       5793   open mkt sale
Sub-advised acct  11-15-01       400       2120   open mkt sale
Sub-advised acct  11-15-01       200       1053   open mkt sale
Sub-advised acct  11-15-01       400       2107   open mkt sale
Sub-advised acct  11-15-01       500       2633   open mkt sale
Sub-advised acct  11-15-01       100        527   open mkt sale
Sub-advised acct  11-15-01       100        527   open mkt sale
Sub-advised acct  11-15-01       300       1580   open mkt sale
Sub-advised acct  11-15-01       100        527   open mkt sale
Sub-advised acct  11-15-01       100        530   open mkt sale
Sub-advised acct  11-15-01       100        530   open mkt sale
Sub-advised acct  11-15-01       400       2120   open mkt sale
Sub-advised acct  11-15-01      1900      10006   open mkt sale
Sub-advised acct  11-15-01       600       3180   open mkt sale
DGF               11-16-01       800       4372   open mkt sale
DGF               11-16-01      6500      35521   open mkt sale
DGF               11-16-01      8100      44265   open mkt sale
RS acct           11-16-01       800       4372   open mkt sale
RS acct           11-16-01      6000      32789   open mkt sale
RS acct           11-16-01      5800      31696   open mkt sale
Sep acct          11-16-01      1700       9290   open mkt sale
Sub-advised acct  11-16-01      2800      15301   open mkt sale
Sub-advised acct  11-16-01       300       1639   open mkt sale
Sub-advised acct  11-16-01      2200      12023   open mkt sale
Sub-advised acct  11-16-01      1700       9290   open mkt sale
Sub-advised acct  11-16-01       600       3279   open mkt sale
Sub-advised acct  11-16-01      3700      20220   open mkt sale
Sub-advised acct  11-16-01      1800       9837   open mkt sale
DGF               11-19-01      5200      31806   open mkt sale
DGF               11-19-01      7100      43664   open mkt sale
RS acct           11-19-01      1000       6116   open mkt sale
RS acct           11-19-01      1400       8563   open mkt sale
RS acct           11-19-01      1100       6765   open mkt sale
RS acct           11-19-01      2100      12915   open mkt sale
RS acct           11-19-01      2100      12845   open mkt sale
RS acct           11-19-01      2700      16604   open mkt sale
Sep acct          11-19-01       600       3670   open mkt sale
Sep acct          11-19-01       800       4920   open mkt sale
Sub-advised acct  11-19-01       100        612   open mkt sale
Sub-advised acct  11-19-01       600       3670   open mkt sale
Sub-advised acct  11-19-01       700       4282   open mkt sale
Sub-advised acct  11-19-01       500       3058   open mkt sale
Sub-advised acct  11-19-01       100        615   open mkt sale
Sub-advised acct  11-19-01       500       3075   open mkt sale
Sub-advised acct  11-19-01       100        615   open mkt sale
Sub-advised acct  11-19-01       400       2460   open mkt sale
Sub-advised acct  11-19-01       200       1230   open mkt sale
Sub-advised acct  11-19-01       100        615   open mkt sale
Sub-advised acct  11-19-01      1100       6765   open mkt sale
Sub-advised acct  11-19-01       600       3670   open mkt sale
Sub-advised acct  11-19-01       800       4920   open mkt sale
Sub-advised acct  11-19-01       400       2447   open mkt sale
Sub-advised acct  11-19-01      1800      11010   open mkt sale
Sub-advised acct  11-19-01       100        615   open mkt sale
Sub-advised acct  11-19-01      2800      17219   open mkt sale
DGF               11-20-01      1800      11160   open mkt sale
RS acct           11-20-01       700       4340   open mkt sale
RS acct           11-20-01       100        620   open mkt sale
RS acct           11-20-01       700       4340   open mkt sale
Sep acct          11-20-01       200       1240   open mkt sale
Sub-advised acct  11-20-01       600       3720   open mkt sale
Sub-advised acct  11-20-01       200       1240   open mkt sale
Sub-advised acct  11-20-01       700       4340   open mkt sale
DGF               11-26-01      3800      23559   open mkt sale
DGF               11-26-01     10200      63238   open mkt sale
DGF               11-26-01      1300       8060   open mkt sale
DGF               11-26-01      2800      18199   open mkt sale
RS acct           11-26-01      3700      22939   open mkt sale
RS acct           11-26-01      4000      24799   open mkt sale
RS acct           11-26-01       800       4960   open mkt sale
RS acct           11-26-01       200       1240   open mkt sale
RS acct           11-26-01       100        620   open mkt sale
RS acct           11-26-01      1500       9300   open mkt sale
RS acct           11-26-01      1900      12350   open mkt sale
RS acct           11-26-01     69800     432746   open mkt sale
RS acct           11-26-01     12700      82547   open mkt sale
Sub-advised acct  11-26-01      3100      19219   open mkt sale
Sub-advised acct  11-26-01       200       1300   open mkt sale
Sub-advised acct  11-26-01       400       2600   open mkt sale
Sub-advised acct  11-26-01      8400      52078   open mkt sale
Sub-advised acct  11-26-01      1500       9750   open mkt sale
Sub-advised acct  11-26-01      2700      16739   open mkt sale
Sub-advised acct  11-26-01       500       3250   open mkt sale
RS acct           11-28-01      3600      21672   open mkt purch
RS acct           11-28-01      5500      33110   open mkt purch
Sep acct          11-28-01      2200      13244   open mkt purch
Sep acct          11-29-01       200       1195   open mkt purch
Sub-advised acct  11-29-01      1100       6572   open mkt purch
DGF               12-04-01      4700      31081   open mkt sale
RS acct           12-04-01      3200      21162   open mkt sale
RS acct           12-04-01     21300     140856   open mkt sale
Sub-advised acct  12-04-01       400       2645   open mkt sale
Sub-advised acct  12-04-01       500       3306   open mkt sale
Sub-advised acct  12-04-01      1400       9258   open mkt sale
Sub-advised acct  12-04-01       200       1323   open mkt sale
Sub-advised acct  12-04-01       300       1984   open mkt sale
Sub-advised acct  12-04-01       600       3968   open mkt sale
Sub-advised acct  12-04-01       100        661   open mkt sale
Sub-advised acct  12-04-01       800       5290   open mkt sale
DGF               12-05-01      4100      28563   open mkt sale
DGF               12-05-01       700       4767   open mkt sale
RS acct           12-05-01       500       3405   open mkt sale
RS acct           12-05-01       600       4180   open mkt sale
RS acct           12-05-01      2200      15326   open mkt sale
RS acct           12-05-01      3200      21791   open mkt sale
RS acct           12-05-01     19200     133756   open mkt sale
Sub-advised acct  12-05-01       100        681   open mkt sale
Sub-advised acct  12-05-01       700       4877   open mkt sale
Sub-advised acct  12-05-01       100        697   open mkt sale
Sub-advised acct  12-05-01       200       1362   open mkt sale
Sub-advised acct  12-05-01       200       1362   open mkt sale
Sub-advised acct  12-05-01       500       3483   open mkt sale
Sub-advised acct  12-05-01      1000       6966   open mkt sale
Sub-advised acct  12-05-01       800       5573   open mkt sale
Sub-advised acct  12-05-01       400       2787   open mkt sale
Sub-advised acct  12-05-01       400       2787   open mkt sale
Sub-advised acct  12-05-01       100        681   open mkt sale
Sub-advised acct  12-07-01     10225      68108   open mkt purch
Sub-advised acct  12-07-01      3000      19650   open mkt purch
DGF               12-12-01       700       4795   open mkt sale
RS acct           12-12-01       500       3425   open mkt sale
RS acct           12-12-01      3100      21234   open mkt sale
Sub-advised acct  12-12-01       200       1370   open mkt sale
Sub-advised acct  12-12-01       400       2740   open mkt sale
Sub-advised acct  12-12-01       100        685   open mkt sale
DGF               12-14-01       600       4350   open mkt sale
DGF               12-14-01       600       4350   open mkt sale
RS acct           12-14-01      1000       7250   open mkt sale
RS acct           12-14-01      1000       7250   open mkt sale
RS acct           12-14-01      1200       8700   open mkt sale
RS acct           12-14-01      1200       8700   open mkt sale
Sep acct          12-14-01       600       4350   open mkt sale
Sep acct          12-14-01       600       4350   open mkt sale
Sub-advised acct  12-14-01       500       3625   open mkt sale
Sub-advised acct  12-14-01       500       3625   open mkt sale
Sub-advised acct  12-14-01       300       2175   open mkt sale
Sub-advised acct  12-14-01       300       2175   open mkt sale
Sub-advised acct  12-14-01       600       4350   open mkt sale
Sub-advised acct  12-14-01       500       3625   open mkt sale
Sub-advised acct  12-14-01       500       3625   open mkt sale
DGF               12-17-01      1300       9715   open mkt sale
RS acct           12-17-01      1800      13452   open mkt sale
RS acct           12-17-01      2300      17188   open mkt sale
Sep acct          12-17-01      1000       7473   open mkt sale
Sep acct          12-17-01       100        747   open mkt sale
Sub-advised acct  12-17-01       100        747   open mkt sale
Sub-advised acct  12-17-01      1000       7473   open mkt sale
Sub-advised acct  12-17-01      1100       8221   open mkt sale
Sub-advised acct  12-17-01      1100       8221   open mkt sale
Sub-advised acct  12-18-01      3300      22935   open mkt purch
Sub-advised acct  12-18-01      1700      11815   open mkt purch
DGF               12-20-01      1300       9197   open mkt sale
RS acct           12-20-01      1900      13442   open mkt sale
RS acct           12-20-01      2400      16979   open mkt sale
Sep acct          12-20-01       100        707   open mkt sale
Sep acct          12-20-01      1000       7075   open mkt sale
Sub-advised acct  12-20-01       100        707   open mkt sale
Sub-advised acct  12-20-01      1000       7075   open mkt sale
Sub-advised acct  12-20-01       600       4245   open mkt sale
Sub-advised acct  12-20-01       100        707   open mkt sale
Sub-advised acct  12-20-01       400       2830   open mkt sale
Sub-advised acct  12-20-01       200       1415   open mkt sale
Sub-advised acct  12-20-01       900       6367   open mkt sale
DGF               12-21-01       700       5005   open mkt sale
RS acct           12-21-01      1000       7150   open mkt sale
RS acct           12-21-01      1100       7865   open mkt sale
Sep acct          12-21-01       600       4290   open mkt sale
Sub-advised acct  12-21-01       500       3575   open mkt sale
Sub-advised acct  12-21-01       200       1430   open mkt sale
Sub-advised acct  12-21-01       200       1430   open mkt sale
Sub-advised acct  12-21-01       200       1430   open mkt sale
Sub-advised acct  12-21-01       100        715   open mkt sale
Sub-advised acct  12-21-01       400       2860   open mkt sale
DGF               12-26-01       600       4362   open mkt sale
RS acct           12-26-01       900       6543   open mkt sale
RS acct           12-26-01      1300       9451   open mkt sale
Sep acct          12-26-01       600       4362   open mkt sale
Sub-advised acct  12-26-01       200       1454   open mkt sale
Sub-advised acct  12-26-01       300       2181   open mkt sale
Sub-advised acct  12-26-01       600       4362   open mkt sale
Sub-advised acct  12-26-01       500       3635   open mkt sale
DGF               12-27-01      1300       9633   open mkt sale
RS acct           12-27-01      1900      14079   open mkt sale
RS acct           12-27-01      2400      17783   open mkt sale
Sep acct          12-27-01      1100       8151   open mkt sale
Sub-advised acct  12-27-01       100        741   open mkt sale
Sub-advised acct  12-27-01      1000       7410   open mkt sale
Sub-advised acct  12-27-01      1100       8151   open mkt sale
Sub-advised acct  12-27-01      1100       8151   open mkt sale
DGF               12-28-01      4300      33155   open mkt sale
DGF               12-28-01      5700      43034   open mkt sale
RS acct           12-28-01      1400      10570   open mkt sale
RS acct           12-28-01      1100       8537   open mkt sale
RS acct           12-28-01      2100      16297   open mkt sale
RS acct           12-28-01      2900      21895   open mkt sale
Sub-advised acct  01-02-02      2700      20647   open mkt purch
Sub-advised acct  01-02-02      2700      20647   open mkt purch
RS acct           01-03-02      5900      44544   open mkt sale
RS acct           01-03-02       500       3775   open mkt sale
RS acct           01-03-02       400       3020   open mkt sale
RS acct           01-03-02      9600      72478   open mkt sale
RS acct           01-03-02     23700     178929   open mkt sale
RS acct           01-03-02     15700     118531   open mkt sale
RS acct           01-03-02     13800     104187   open mkt sale
RS acct           01-03-02       800       6040   open mkt sale
RS acct           01-03-02      5500      41524   open mkt sale
RS acct           01-03-02      3900      29444   open mkt sale
RS acct           01-03-02       700       5285   open mkt sale
RS acct           01-03-02      2600      19629   open mkt sale
RS acct           01-03-02      5600      42279   open mkt sale
RS acct           01-03-02     11100      83802   open mkt sale
RS acct           01-03-02      2600      19629   open mkt sale
RS acct           01-03-02     11800      89087   open mkt sale
RS acct           01-03-02      8800      66438   open mkt sale
RS acct           01-03-02      3000      22649   open mkt sale
RS acct           01-03-02      4200      31709   open mkt sale
RS acct           01-03-02      1000       7550   open mkt sale
RS acct           01-03-02      2100      15854   open mkt sale
RS acct           01-03-02      1700      12835   open mkt sale
RS acct           01-03-02      2800      21139   open mkt sale
RS acct           01-03-02      1200       9060   open mkt sale
RS acct           01-03-02      6300      47563   open mkt sale
RS acct           01-03-02      1400      10570   open mkt sale
RS acct           01-03-02       700       5285   open mkt sale
RS acct           01-03-02      5200      39259   open mkt sale
RS acct           01-03-02     15900     120041   open mkt sale
RS acct           01-03-02      9400      70968   open mkt sale
RS acct           01-03-02      2400      18119   open mkt sale
RS acct           01-03-02      2700      20384   open mkt sale
RS acct           01-03-02       800       6040   open mkt sale
RS acct           01-03-02      1700      12835   open mkt sale
RS acct           01-03-02      7600      57378   open mkt sale
RS acct           01-03-02      1500      11325   open mkt sale
RS acct           01-03-02      5500      41524   open mkt sale
RS acct           01-03-02      3600      27179   open mkt sale
RS acct           01-03-02       300       2265   open mkt sale
RS acct           01-03-02      2700      20330   open mkt sale
RS acct           01-03-02      3300      24848   open mkt sale
DGF               01-04-02      3900      30447   open mkt sale
DGF               01-04-02       400       3040   open mkt sale
DGF               01-04-02       200       1520   open mkt sale
DGF               01-04-02       500       3800   open mkt sale
RS acct           01-04-02      1900      14833   open mkt sale
RS acct           01-04-02       200       1520   open mkt sale
RS acct           01-04-02       100        760   open mkt sale
RS acct           01-04-02       300       2280   open mkt sale
RS acct           01-04-02      2800      21859   open mkt sale
RS acct           01-04-02      2300      17956   open mkt sale
RS acct           01-04-02      3100      24201   open mkt sale
RS acct           01-04-02       900       7026   open mkt sale
RS acct           01-04-02       300       2342   open mkt sale
RS acct           01-04-02      2900      22640   open mkt sale
RS acct           01-04-02      2000      15614   open mkt sale
RS acct           01-04-02      1700      13272   open mkt sale
RS acct           01-04-02      3200      24982   open mkt sale
RS acct           01-04-02      5500      42938   open mkt sale
RS acct           01-04-02       200       1561   open mkt sale
RS acct           01-04-02      4400      34350   open mkt sale
RS acct           01-04-02       100        781   open mkt sale
RS acct           01-04-02     11300      88217   open mkt sale
RS acct           01-04-02       100        781   open mkt sale
RS acct           01-04-02       600       4684   open mkt sale
RS acct           01-04-02       800       6245   open mkt sale
RS acct           01-04-02       100        781   open mkt sale
RS acct           01-04-02       300       2342   open mkt sale
RS acct           01-04-02       100        781   open mkt sale
RS acct           01-04-02       100        781   open mkt sale
RS acct           01-04-02       300       2342   open mkt sale
RS acct           01-04-02      3600      28105   open mkt sale
RS acct           01-04-02      3900      30447   open mkt sale
RS acct           01-04-02       500       3800   open mkt sale
RS acct           01-04-02      5300      40279   open mkt sale
RS acct           01-04-02      2900      22039   open mkt sale
RS acct           01-04-02      5700      43319   open mkt sale
Sub-advised acct  01-04-02       800       6245   open mkt sale
Sub-advised acct  01-04-02       300       2342   open mkt sale
Sub-advised acct  01-04-02       700       5465   open mkt sale
Sub-advised acct  01-04-02       300       2342   open mkt sale
Sub-advised acct  01-04-02       600       4684   open mkt sale
Sub-advised acct  01-04-02       300       2342   open mkt sale
Sub-advised acct  01-04-02      4200      32789   open mkt sale
Sub-advised acct  01-04-02       900       7026   open mkt sale
Sub-advised acct  01-04-02       500       3903   open mkt sale
Sub-advised acct  01-04-02      2000      15614   open mkt sale
Sub-advised acct  01-04-02       200       1561   open mkt sale
Sub-advised acct  01-04-02       100        781   open mkt sale
Sub-advised acct  01-04-02      3600      28105   open mkt sale
Sub-advised acct  01-04-02      4800      37473   open mkt sale
Sub-advised acct  01-04-02      2000      15614   open mkt sale
Sub-advised acct  01-04-02       600       4684   open mkt sale
Sub-advised acct  01-04-02      2500      19517   open mkt sale
Sub-advised acct  01-04-02       300       2342   open mkt sale
Sub-advised acct  01-04-02       800       6245   open mkt sale
Sub-advised acct  01-04-02       100        781   open mkt sale
Sub-advised acct  01-04-02      2900      22640   open mkt sale
Sub-advised acct  01-04-02       600       4684   open mkt sale
Sub-advised acct  01-04-02      2000      15614   open mkt sale
Sub-advised acct  01-04-02       100        760   open mkt sale
Sub-advised acct  01-04-02      3500      26599   open mkt sale
Sub-advised acct  01-04-02      1800      13680   open mkt sale
Sub-advised acct  01-04-02      2000      15199   open mkt sale
Sub-advised acct  01-04-02      1200       9120   open mkt sale
Sub-advised acct  01-04-02       300       2280   open mkt sale
RS acct           01-07-02      8700      72208   open mkt sale
Sub-advised acct  01-07-02      1300      10790   open mkt sale


CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	January 9, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	January 9, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer